PRICING SUPPLEMENT Dated November 15, 2019 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-225551 (To Prospectus dated October 31, 2018)

UBS AG $2,670,000 Knock-Out Notes

Linked to the performance of Gold due December 18, 2020

Investment Description

UBS AG Knock-Out Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of gold (the “Underlying Asset”), as determined by reference to the London Bullion Market Association (“LBMA”) Gold Price PM (the “Commodity Price”). The amount you receive at maturity will be based on the performance of the Underlying Asset over the term of the Notes and whether a “Knock-Out Event” occurs. If a “Knock-Out Event” occurs, meaning that the Commodity Price of the Underlying Asset is greater than the Knock-Out Price on any Trading Day during the Observation Period, which is each day from and excluding the Trade Date to and including the Valuation Date, at maturity UBS will pay you a cash payment per Note equal to the Principal Amount plus a return equal to the Conditional Return of 11.50%. If a Knock-Out Event does not occur, at maturity UBS will pay you a cash payment per Note that is based on the Adjusted Underlying Return of the Underlying Asset. The “Adjusted Underlying Return” is equal to the difference of the Underlying Return (which is equal to the percentage change in the Commodity Price of the Underlying Asset from the Initial Price to the Final Price) minus 4.00%. The “Final Price” of the Underlying Asset is the Commodity Price of the Underlying Asset on the “Valuation Date” specified under “— Key Dates” below. If a Knock-Out Event does not occur and the Adjusted Underlying Return is zero or positive (meaning the Underlying Return is equal to or greater than 4.00%), at maturity UBS will pay you a cash payment per Note equal to the Principal Amount plus the product of the Principal Amount multiplied by the Adjusted Underlying Return. In this scenario, due to the inclusion of the Knock-Out Event feature, the amount you receive at maturity will be capped at 26.00%. If a Knock-Out Event does not occur and the Adjusted Underlying Return is negative (meaning the Underlying Return is less than 4.00%), at maturity UBS will pay you a cash payment per Note equal to the greater of (a) the Principal Amount plus the product of the Principal Amount multiplied by the Adjusted Underlying Return and (b) the Minimum Redemption Amount. In this scenario, you will lose a percentage of your initial investment equal to the Adjusted Underlying Return, subject to the Minimum Redemption Amount. Investing in the Notes involves significant risks. If a Knock-Out Event has not occurred and the Underlying Asset does not appreciate by at least 4.00% from the Initial Price to the Final Price, you will lose up to 4.00% of your initial investment, even if the Underlying Asset has appreciated. The Notes do not pay interest and the potential return on the Notes is limited. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Conditional Return at Maturity if a Knock-Out Event Occurs: If a Knock-Out Event occurs, at maturity UBS will pay you a cash payment per Note that is equal to the Principal Amount plus a return equal to the Conditional Return of 11.50%.
❑	If a Knock-Out Event Does Not Occur and the Adjusted Underlying Return is zero or greater (meaning the Underlying Return is 4.00% or more): At maturity UBS will pay you a cash payment per Note that is equal to the Principal Amount plus a return thereon equal to the Adjusted Underlying Return, which due to the inclusion of the Knock-Out Event feature will be capped at 26.00%.
❑	If a Knock-Out Event Does Not Occur and the Adjusted Underlying Return is less than zero (meaning the Underlying Return is less than 4.00%): At maturity UBS will pay you a cash payment per Note that is equal to the Principal Amount less a percentage thereon equal to the Adjusted Underlying Return, which due to the inclusion of the Minimum Redemption Amount feature will be at least the Minimum Redemption Amount. In this case you will lose some of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	November 15, 2019
Settlement Date*	November 20, 2019
Valuation Date**	December 15, 2020
Maturity Date**	December 18, 2020

*	We expect to deliver the Notes against payment on the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement as described under “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” herein.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The Issuer will not make any interest payments on the Notes. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Considerations Relating to Indexed Securities” beginning on page 52 of the accompanying prospectus before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Notes. The potential return on the Notes is limited to 26.00%. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Initial Price	Knock-Out Price	Conditional Return	Minimum Redemption Amount (per Note)	CUSIP	ISIN
Gold	GOLDLNPM	$1,466.90	$1,906.97, which is 130.00% of the Initial Price	11.50%	$960.00	90270KV22	US90270KV229

The estimated initial value of the Notes as of the Trade Date is $984.00. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 4 and 5 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1) (2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of Gold	$2,670,000.00	$1,000.00	$26,700.00	$10.00	$2,643,300.00	$990.00

(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any underwriting discount or fees.

(2)  J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents will forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the Issuer or one of our affiliates of $10.00 per $1,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read this document and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access this document on the SEC website at www.sec.gov as follows:

♦	Prospectus dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Knock-Out Notes” or the “Notes” refer to Notes that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the document listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus and this document, the terms set forth herein will govern.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some of your initial investment.
♦	You do not seek current income from your investment.
♦	You believe that a Knock-Out Event will not occur, meaning that the Commodity Price of the Underlying Asset will not be greater than the Knock-Out Price on any Trading Day during the Observation Period (including the Valuation Date), and that the Adjusted Underlying Return will be positive (meaning that the Underlying Return will be greater than 4.00%).
♦	You understand and are willing to accept that you will benefit from the Adjusted Underlying Return only if a Knock-Out Event does not occur and the Adjusted Underlying Return is positive (meaning that the Underlying Return is greater than 4.00%).
♦	You understand and are willing to accept that, if a Knock-Out Event does not occur and the Adjusted Underlying Return is negative (meaning that the Underlying Return is less than 4.00%), you will suffer a loss on your initial investment equal to the Adjusted Underlying Return, subject to the Minimum Redemption Amount.
♦	You understand and are willing to accept that, if a Knock-Out Event does not occur and the Adjusted Underlying Return is -4.00% or less (meaning that the Underlying Return is 0.00% or less), you will receive only the Minimum Redemption Amount, and you are willing to invest in the Notes based on the Minimum Redemption Amount indicated on the cover hereof.
♦	You understand and are willing to accept that, if a Knock-Out Event does not occur, your potential return is limited by the Knock-Out Event feature and you are willing to invest in the Notes based on the Knock-Out Price indicated on the cover hereof.
♦	You understand and are willing to accept that, if a Knock-Out Event does occur, your return will be limited to the Conditional Return of 11.50%, and that the Notes will nevertheless remain outstanding until the Maturity Date, and you are willing to invest in the Notes based on the Conditional Return.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Asset.
♦	You understand and are willing to accept the risks associated with an investment in commodities generally and the Underlying Asset specifically.
♦	You are willing to hold the Notes to maturity.
♦	You understand and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some of your initial investment.
♦	You seek current income from your investment.
♦	You believe that a Knock-Out Event will occur and that the Adjusted Underlying Return will be zero or negative (meaning that the Underlying Return will be equal to or less than 4.00%).
♦	You do not understand or are unwilling to accept that you will benefit from the Adjusted Underlying Return only if a Knock-Out Event does not occur and the Adjusted Underlying Return is positive (meaning that the Underlying Return is greater than 4.00%).
♦	You do not understand or are unwilling to accept that, if a Knock-Out Event does not occur and the Adjusted Underlying Return is negative (meaning that the Underlying Return is less than 4.00%), you will suffer a loss on your initial investment equal to the Adjusted Underlying Return, subject to the Minimum Redemption Amount.
♦	You do not understand or are unwilling to accept that, if a Knock-Out Event does not occur and the Adjusted Underlying Return is -4.00% or less (meaning that the Underlying Return is 0.00% or less), you will receive only the Minimum Redemption Amount, or you are unwilling to invest in the Notes based on the Minimum Redemption Amount indicated on the cover hereof.
♦	You do not understand or are unwilling to accept that, if a Knock-Out Event does not occur, your potential return is limited by the Knock-Out Event feature, or you are unwilling to invest in the Notes based on the Knock-Out Price indicated on the cover hereof.
♦	You do not understand or are unwilling to accept that, if a Knock-Out Event does occur, your return will be limited to the Conditional Return of 11.50%, and that the Notes will nevertheless remain outstanding until the Maturity Date, or you are unwilling to invest in the Notes based on the Conditional Return.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Asset.
♦	You do not understand or are not willing to accept the risks associated with an investment in commodities generally or the Underlying Asset specifically.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review "Information About the Underlying Asset" herein for more information on the Underlying Asset. You should also review carefully the "Key Risks" section herein for risks related to an investment in the Notes.

1

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note (subject to a minimum investment of 10 Notes representing a $10,000 investment and integral multiples of $1,000 in excess thereof).
Term	Approximately 13 months.
Underlying Asset	Gold, as determined by reference to the LBMA Gold Price PM (Bloomberg Ticker: GOLDLNPM), as described further under “Information About the Underlying Asset” herein.
Commodity Price(1)	For any Trading Day, the official afternoon London gold price for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars per troy ounce, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and displayed on the applicable Bloomberg Professional® service (“Bloomberg”) page that displays the price effective as of that day, as described further under “Information About the Underlying Asset” herein.
Knock-Out Event	A Knock-Out Event will occur if the Commodity Price of the Underlying Asset is greater than the Knock-Out Price on any Trading Day during the Observation Period (including the Valuation Date).
Knock-Out Price(1)	A specified price of the Underlying Asset that is greater than the Initial Price, equal to a percentage of the Initial Price as indicated on the cover hereof, as determined by the Calculation Agent.
Observation Period(2)	Each day from but excluding the Trade Date to and including the Valuation Date.
Conditional Return	11.50%
Payment at Maturity (per Note)

If a Knock-Out Event has occurred, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 x Conditional Return)

If a Knock-Out Event has not occurred and the Adjusted Underlying Return is zero or positive (meaning the Underlying Return is equal to or greater than 4.00%), UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × Adjusted Underlying Return)

In this scenario, due to the inclusion of the Knock-Out Event feature, your return on the Notes will be limited to 26.00%.

If a Knock-Out Event has not occurred and the Adjusted Underlying Return is negative (meaning the Underlying Return is less than 4.00%), UBS will pay you a cash payment equal to:

The greater of (a) $1,000 + ($1,000 x Adjusted Underlying Return) and (b) the Minimum Redemption Amount

In this scenario, you will lose a percentage of your initial investment equal to the Adjusted Underlying Return, but in no event will the payment at maturity be less than the Minimum Redemption Amount.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Adjusted Underlying Return	The Underlying Return minus 4.00%
Minimum Redemption Amount	$960.00 per Note (reflecting 96.00% of the Principal Amount)
Initial Price(1)	The Commodity Price of the Underlying Asset on the Trade Date, as determined by the Calculation Agent and indicated on the cover hereof.
Final Price(1)	The Commodity Price of the Underlying Asset on the Valuation Date, as determined by the Calculation Agent.
Trade Date	November 15, 2019, or if such day is not a Trading Day, the next following Trading Day.
Settlement Date	November 20, 2019, or if such day is not a Business Day, the next following Business Day.
Valuation Date(2)	December 15, 2020, or if such day is not a Trading Day, the next following Trading Day.
Maturity Date(2)	December 18, 2020, or if such day is not a Business Day, the next following Business Day.
(1)	See “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” herein for additional information.
(2)	Subject to postponement as described under “Market Disruption Events” and “Permanent Disruption Events; Alternative Method of Calculation” herein.

Investment Timeline

Trade Date	The Initial Price is observed and the final terms of the Notes are set.
¯
Each Trading Day During the Observation Period	The Commodity Price of the Underlying Asset is observed to determine whether a Knock-Out Event occurs.
Valuation Date	If a Knock-Out Event has not occurred prior to the Valuation Date, the Final Price (which is equal to the Commodity Price of the Underlying Asset on the Valuation Date) is observed.
¯
Maturity Date

If a Knock-Out Event has occurred, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 x Conditional Return)

If a Knock-Out Event has not occurred and the Adjusted Underlying Return is zero or positive (meaning the Underlying Return is equal to or greater than 4.00%), UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × Adjusted Underlying Return)

In this scenario, due to the inclusion of the Knock-Out Event feature, your return on the Notes will be limited to 26.00%.

If a Knock-Out Event has not occurred and the Adjusted Underlying Return is negative (meaning the Underlying Return is less than 4.00%), UBS will pay you a cash payment per Note equal to:

The greater of (a) $1,000 + ($1,000 x Adjusted Underlying Return) and (b) the Minimum Redemption Amount

In this scenario, you will lose a percentage of your initial investment equal to the Adjusted Underlying Return, but in no event will the payment at maturity be less than the Minimum Redemption Amount.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

2

Key Risks

An investment in the Notes involves significant risks. Some of the key risks that apply to the Notes are summarized below, but we urge you to consult your investment, legal, tax, accounting and other advisors regarding the consequences of an investment in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the entire principal amount of the Notes at maturity. If a Knock-Out Event does not occur and the Adjusted Underlying Return is negative (meaning that the Underlying Return is less than 4.00%), you will lose a portion of your initial investment in an amount proportionate to the Adjusted Underlying Return, subject to the Minimum Redemption Amount. Accordingly, you could lose up to 4.00% of your initial investment. If UBS were to default on its payment obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.
♦	The Minimum Redemption Amount applies only at maturity — The Minimum Redemption Amount is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment and relative to the Minimum Redemption Amount, irrespective of the performance of the Underlying Asset. Accordingly, you should be willing to hold your Notes to maturity. All payments on the Notes are subject to the creditworthiness of UBS.
♦	The Adjusted Underlying Return feature applies only at maturity and if a Knock-Out Event does not occur, may result in a negative return on your Notes — The Notes are designed for investors who believe that a Knock-Out Event will not occur and that the Adjusted Underlying Return will be positive (meaning that the Underlying Return will be greater than 4.00%). However, if a Knock-Out Event does not occur and the Adjusted Underlying Return is negative, you will receive a cash payment at maturity that is less than the Principal Amount of your Notes, and you could lose up to 4.00% of your initial investment.
♦	If a Knock-Out Event does not occur, the Notes potentially provide only adjusted exposure to the performance of the Underlying Asset and your return potential on the Notes is limited by the Knock-Out Event feature — If a Knock-Out Event does not occur, the return on the Notes is linked to the Adjusted Underlying Return, which will be equal to the Underlying Return minus 4.00%, and at maturity, you will receive a return equal to the Adjusted Underlying Return (which may be negative and lead to a loss on your initial investment). Due to the inclusion of the Knock-Out Event feature and the Adjusted Underlying Return feature, any potential positive return on the Notes is limited. Specifically, if a Knock-Out Event does not occur and the Adjusted Underlying Return is positive (meaning the Underlying Return is greater than 4.00%), your ability to participate in any positive Adjusted Underlying Return of the Underlying Asset, and therefore your potential positive return, are limited by the Knock-Out Event feature, and in no event will any return on the Notes exceed 26.00%. In this scenario your return on an investment in the Notes would be less than a direct investment in the Underlying Asset. Additionally, if a Knock-Out Event occurs, the return on the Notes will be limited to the Conditional Return of 11.50% and will not be paid until the Maturity Date, regardless of when the Knock-Out Event occurred. Further, even if a Knock-Out Event does not occur and the Adjusted Underlying Return is positive (meaning the Underlying Return is greater than 4.00%), the Adjusted Underlying Return may result in a return on the Notes that is less than the Conditional Return.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The probability that a Knock-Out Event will occur or that the Adjusted Underlying Return will be zero or negative will depend on the volatility of the Underlying Asset — “Volatility" refers to the frequency and magnitude of changes in the price of the Underlying Asset. A greater expected volatility of the Underlying Asset as of the Trade Date results in a greater expectation as of that date that a Knock-Out Event will occur or that the Adjusted Underlying Return could be zero or negative. However, the Underlying Asset's volatility can change significantly over the term of the Notes, and a relatively higher Knock-Out Price may not necessarily indicate a lesser likelihood that a Knock-Out Event will occur or a greater likelihood of receiving a positive percentage return equal to the Adjusted Underlying Return. You should be willing to accept the potential to lose any positive participation in the Adjusted Underlying Return and the potential to lose a portion of your initial investment.

♦	The market value of the Notes may be influenced by unpredictable factors — Any return on the Notes is directly linked to the performance of the Underlying Asset and will depend on whether a Knock-Out Event occurs and whether, and the extent to which, the Adjusted Underlying Return is positive. The market value of your Notes may fluctuate between the date you purchase them and the valuation date when the Calculation Agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the Commodity Price of the Underlying Asset on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of, and the amount payable on, the Notes include:
o	the actual and expected volatility (i.e., the frequency and magnitude of changes) of the price of the Underlying Asset;
o	economic, financial, political, military, regulatory, legal and other events that affect the applicable commodities markets generally, and which may affect the price of the Underlying Asset;
o	the time remaining to maturity of the Notes;
o	interest and yield rates in the market generally;
o	global supply and demand in the commodity markets generally and for the Underlying Asset specifically; and
o	the financial condition and creditworthiness of UBS.

3

♦	The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC-regulated products. This means that the Notes are not traded on a regulated exchange or issued by a clearinghouse. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with, and be regulated by, the CFTC as a commodity pool operator.
♦	Fair value considerations.
o	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the Trade Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the Trade Date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price of the Underlying Asset, volatility and global supply and demand in the commodity markets generally and in the Underlying Asset specifically, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Trade Date is less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Trade Date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Trade Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Trade Date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Trade Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Trade Date and any such differential between the estimated initial value and the issue price of the Notes as of the Trade Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the Commodity Price of the Underlying Asset; the volatility of the Underlying Asset; the global supply and demand of the commodity markets generally and the Underlying Asset specifically; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the Commodity Price of the Underlying Asset is currently or has been greater than its Knock-Out Price, the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes; and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying Asset will rise or fall and there can be no assurance that a Knock-Out Event will not occur or that the Adjusted Underlying Return will be positive (meaning the Underlying Return will be greater than 4.00%). The price of the Underlying Asset will be influenced by complex and interrelated political, economic, financial and other factors. You should be willing to accept the risks associated with the relevant markets tracked by commodities in general and the Underlying Asset in particular.
♦	The historical performance of the Underlying Asset should not be taken as an indication of the future performance of the Underlying Asset during the term of the Notes — The historical performance of the Underlying Asset should not be taken as an indication of the future performance of the Underlying Asset. It is impossible to predict whether the Commodity Price of the Underlying Asset will rise or fall and, therefore, the payment at maturity.
♦	Owning the Notes is not the same as owning the Underlying Asset or a security directly linked to the performance of the Underlying Asset — The return on your Notes will not reflect the return you would realize if you had actually purchased gold directly or any exchange-traded or over-the-counter instruments based on gold and held that investment for a similar period because, for example, your Notes are subject to the Knock-Out Event feature. Your Notes may trade quite differently from the Underlying Asset. Changes in the price of the Underlying Asset may not result in comparable changes in the market value of your Notes. Even if the price of the Underlying Asset increases from the Initial Price during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent and could decrease.
♦	Legal and regulatory risks — The price of gold may be affected by the price and supply of futures and forward contracts related to gold. Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, other governmental or regulatory bodies (such as the European Commission) have passed or proposed, or may propose in the future, legislation or regulations affecting commodity transactions. The effect on the value of the Notes of any future regulatory changes is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Notes and may affect the value of, and the amount payable on, the Notes.
♦	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally — The payment on the Notes is linked exclusively to the price of a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The price of the Underlying Asset may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The prices of many individual commodities may be, and have recently been, highly volatile, and there can be no assurance that the volatility will lessen.
♦	The Notes are subject to risks associated with commodities generally― Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the price of gold. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, may affect the price of the Underlying Asset in varying ways, and different factors may cause the values of different commodities, including gold, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the Notes. It is not possible to predict the aggregate effect of all or any combination of these factors. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.
♦	The Notes are subject to risks associated with gold; the price of gold is highly volatile due to a number of factors ― Because the Notes are linked to gold, we expect that generally the market value of the Notes will depend in part on the market price of gold and the volatility of gold and related futures contracts (including the frequency and magnitude of price increases and decreases in gold or related futures contracts). The price of gold is primarily affected by the global demand for and supply of gold which, in turn, is affected by numerous factors, including: political events; weather; agriculture; disease; labor activity; technological developments; direct government activity (such as embargoes); and other supply disruptions in major producing or consuming regions of gold. The price volatility of gold also affects the value of the futures and forward contracts related to gold and therefore the price of gold at any such time. In addition, the market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of

5

inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile. These factors may adversely affect the performance of the Underlying Asset and the market value of, and the amount payable on, the Notes.
♦	Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Historical performance of the Underlying Asset should not be taken as an indication of the future performance of the Underlying Asset. Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Underlying Asset and, as a result, the market value of, and the amount payable on, the Notes.
♦	The Notes are subject to risks associated with the precious metals sector — The price of the Underlying Asset is subject to risks associated with the precious metals sector. Global prices of precious metals commodities, including gold, are primarily affected by the global demand for and supply of those commodities, but they are also significantly influenced by speculative actions and by currency exchange rates. Demand for precious metals is significantly influenced by the level of global industrial economic activity. Prices for precious metals are affected by governmental programs and policies, national and international political and economic events, expectations with respect to the rate of inflation, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, government intervention, embargoes and tariffs. Sudden disruptions in the supplies of precious metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power, may cause prices of precious metals futures contracts to become extremely volatile and unpredictable. In addition, prices for precious metals can be affected by numerous other factors, including jewelry demand and production levels.
♦	Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These disruptions could affect the price of the Underlying Asset and could therefore adversely affect the market value of the Notes.
♦	An investment in the Notes is subject to risks associated with the LBMA and the LBMA has no obligation to consider your interests — The Notes are linked to gold, which is traded on the LBMA and whose Commodity Prices are determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants and is a principals’ market which operates in a manner more closely analogous to an over the counter physical commodity market than regulated futures markets. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA ceases operations, or if trading of gold becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of the Underlying Asset may be adversely affected. The LBMA may alter, discontinue or suspend calculation or dissemination of the fixing price of gold, which could adversely affect the value of the Notes. The LBMA has no obligation to consider your interests in calculating or revising the fixing price of gold.
♦	An investment in the Notes is subject to risks associated with non-U.S. exchanges or markets — The Notes are linked to gold, whose price is determined by the LBMA or an independent service provider appointed by the LBMA. Investments in securities linked to the value of commodities whose prices are determined by non-U.S. markets or commodity futures contracts that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Underlying Asset, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset may adversely affect the price of the Underlying Asset on any Trading Day during the Observation Period (including the Valuation Date) and, therefore, the market value of, and the amount payable on, the Notes.
♦	Potential conflict of interest — There are potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS. The Calculation Agent will determine the payment at maturity based on observed prices of the Underlying Asset. The Calculation Agent can postpone the determination of the Commodity Price of the Underlying Asset on any Trading Day during the Observation Period (including the Valuation Date) and the Final Price on the Valuation Date if a Disruption Event affecting the Underlying Asset occurs and is continuing on that day. As UBS determines the economic terms of the Notes, including the Knock-Out Price, Adjusted Underlying Return, Conditional Return and Minimum Redemption Amount, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial and commodity markets, including precious metals markets, and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes, the commodity and precious metals markets generally and the Underlying Asset to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the Underlying Asset. These views are sometimes communicated to clients who participate in precious metals markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in precious metals markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in precious metals markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the precious metals markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future prices of the Underlying Asset.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material U.S. Federal Income Tax Consequences” herein.

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Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Term:	Approximately 13 months
Initial Price:	$1,500
Knock-Out Price:	$1,950 (130.00% of the Initial Price)
Conditional Return:	11.50%
Minimum Redemption Amount:	$960 per Note

Example 1: A Knock-Out Event occurs during the Observation Period.

Because a Knock-Out Event occurs, meaning that the Commodity Price of the Underlying Asset is greater than the Knock-Out Price on a Trading Day during the Observation Period, the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 x 11.50%)
= $1,115 (an 11.50% total return).

Example 2: A Knock-Out Event does not occur during the Observation Period and the price of the Underlying Asset decreases from the Initial Price to a Final Price of $750.

Because a Knock-Out Event does not occur during the Observation Period and the Adjusted Underlying Return is negative (meaning the Underlying Return is less than 4.00%), the Payment at Maturity per Note will be calculated as follows:

The greater of (a) $1,000 + ($1,000 x Adjusted Underlying Return) and (b) the Minimum Redemption Amount

= The greater of (a) $1,000 + [$1,000 x (-50% – 4%)] and (b) $960

= The greater of (a) $1,000 + ($1,000 x -54%) and (b) $960

= The greater of (a) $460 and (b) $960

= $960 per Note (a -4.00% total return)

In this scenario, because the Adjusted Underlying Return is less than the Conditional Return, your return will be less than it would have been if a Knock-Out Event had occurred.

Example 3: A Knock-Out Event does not occur during the Observation Period and the price of the Underlying Asset increases from the Initial Price to a Final Price of $1,530.

Because a Knock-Out Event does not occur during the Observation Period and the Adjusted Underlying Return is negative (meaning the Underlying Return is less than 4.00%), the Payment at Maturity per Note will be calculated as follows:

The greater of (a) $1,000 + ($1,000 x Adjusted Underlying Return) and (b) the Minimum Redemption Amount

= The greater of (a) $1,000 + [$1,000 x (2% – 4%)] and (b) $960

= The greater of (a) $1,000 + ($1,000 x -2%) and (b) $960

= The greater of (a) $980 and (b) $960

= $980 per Note (a -2.00% total return)

In this scenario, you will suffer a loss on your initial investment equal to the Adjusted Underlying Return even though the price of the Underlying Asset has increased and the Underlying Return is positive, and because the Adjusted Underlying Return is less than the Conditional Return, your return will be less than it would have been if a Knock-Out Event had occurred.

Example 4: A Knock-Out Event does not occur during the Observation Period and the price of the Underlying Asset increases from the Initial Price to a Final Price of $1,800.

Because a Knock-Out Event does not occur during the Observation Period and the Adjusted Underlying Return is positive (meaning the Underlying Return is greater than 4.00%), the Payment at Maturity per Note will be calculated as follows:

$1,000 + ($1,000 x Adjusted Underlying Return)

= $1,000 + [$1,000 x (20% – 4%)]

= $1,000 + ($1,000 x 16%)

= $1,160 per Note (a 16.00% total return)

In this scenario, because the Adjusted Underlying Return is greater than the Conditional Return, your return will be greater than it would have been if a Knock-Out Event had occurred.

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Hypothetical Return on the Notes at Maturity if a Knock-Out Event Does Not Occur

Underlying Asset			Payment at Maturity
Final Price	Percentage Change from Initial Price to Final Price (Underlying Return)	Adjusted Underlying Return	Payment at Maturity	Note Total Return
$1,950.00	30.00%	26.00%	$1,260.00	26.00%
$1,800.00	20.00%	16.00%	$1,160.00	16.00%
$1,650.00	10.00%	6.00%	$1,060.00	6.00%
$1,575.00	5.00%	1.00%	$1,010.00	1.00%
$1,560.00	4.00%	0.00%	$1,000.00	0.00%
$1,545.00	3.00%	-1.00%	$990.00	-1.00%
$1,530.00	2.00%	-2.00%	$980.00	-2.00%
$1,515.00	1.00%	-3.00%	$970.00	-3.00%
$1,500.00	0.00%	-4.00%	$960.00	-4.00%
$1,425.00	-5.00%	-9.00%	$960.00	-4.00%
$1,350.00	-10.00%	-14.00%	$960.00	-4.00%
$750.00	-50.00%	-54.00%	$960.00	-4.00%
$0.00	-100.00%	-104.00%	$960.00	-4.00%

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Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Included below is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. Set forth below is a graph that provides Commodity Prices for the Underlying Asset for the period specified. We obtained the Commodity Price information set forth below from Bloomberg without independent verification. You should not take the historical prices of the Underlying Asset as an indication of future performance.

The LBMA Gold Price PM (“Gold”)

The price of gold to which the return on the Notes is linked to, for any Trading Day, the official afternoon London Gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and displayed on the Bloomberg page “GOLDLNPM” that displays the price effective as of that day.

The London Bullion Market Association; The London Gold Market

The London gold market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently composed of 88 full members (including 13 market-making members) and 62 associates located in more than 30 countries.

As of March 23, 2015, the traditional London Gold Fix has been replaced by the LBMA Gold Price. ICE Benchmark Administration (“IBA”) provides the auction platform, methodology as well as overall independent administration of the electronic auction process of the LBMA Gold Price.

The auction takes place twice daily at 10:30 a.m. and 3:00 p.m. London time and is set by a series of auction rounds where participants that have been accredited by the LBMA to contribute to the LBMA Gold Price input their buy and sell volume orders. The auction has an independent chairperson, appointed by IBA to determine the price for each round and ensure that the price responds appropriately to market conditions. The chairperson sets the starting price and the price for each round in line with current market conditions and the activity in the auction. Participants then enter buy and/or sell orders by volume (i.e., number of ounces). If the net volume of all participants falls within the pre-determined tolerance at the end of a round, the auction will be complete, with all volume tradable at that price. Additional information about the LBMA Gold Price PM is available at the following website: lbma.org.uk/lbma-gold-price. We are not incorporating the foregoing website into this document or into any document incorporated herein by reference.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset.

Historical Information

The graph below illustrates the performance of the Underlying Asset from January 1, 2009 through November 15, 2019, based on information from Bloomberg. The dotted line represents the Knock-Out Price of $1,906.97, which is equal to 130.00% of $1,466.90, which was the Commodity Price of the Underlying Asset on November 15, 2019. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset during the term of the Notes.

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Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. The following is a general description of the U.S. federal income tax considerations relating to the Notes, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussions in the accompanying prospectus.

General. This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the Notes and you hold your Notes as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities or currencies,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a financial institution or a bank,
♦	a regulated investment company or a real estate investment trust or a common trust fund,
♦	a life insurance company,
♦	a tax-exempt organization or an investor holding the securities in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”),as defined in Section 408 of the Code or Section 408A of the Code, respectively,
♦	a person that owns Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying asset, or
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to 1.90% per annum, compounded semi-annually, with a projected payment at maturity of $1,020.60 based on an investment of $1,000.

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Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
November 20, 2019 through December 31, 2019	$2.16	$2.16
January 1, 2020 through December 18, 2020	$18.43	$20.60

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If a Knock-Out Event occurs during the Observation Period more than six months prior to the Maturity Date, then an adjustment, which may be positive or negative, will be required upon the occurrence of such Knock-Out Event. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity. U.S. holders are urged to consult their tax advisors concerning such adjustments and subsequent accruals upon the occurrence of a Knock-Out Event during the Observation Period.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisor regarding these adjustments.

Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated in the manner described above.

However, the IRS could assert that the Notes should not be treated as debt for U.S. federal income tax purposes, but rather as some other type of financial instrument such that the timing and character of your income from the Notes could differ from the treatment described above.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be), that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. U.S. Holders should consult their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

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Non-U.S. Holders. Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8. Gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual, you hold the Notes as a capital asset and you are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S. If any gain realized on the taxable disposition of the Notes by a non-U.S. holder is described in any of the three preceding scenarios, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Market Disruption Events

The Calculation Agent will determine the Commodity Price of the Underlying Asset on each Trading Day during the Observation Period, and the Final Price on the Valuation Date. If the Calculation Agent determines that, on any Trading Day during the Observation Period, including the Valuation Date, a Market Disruption Event has occurred or is continuing with respect to the Underlying Asset, the affected date may be postponed by up to ten Trading Days. If such a postponement occurs, the Calculation Agent will determine the Commodity Price of the Underlying Asset by reference to the Commodity Price of the Underlying Asset on the first Trading Day following such date on which no Market Disruption Event occurs or is continuing. If however, the affected date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, the Calculation Agent will nevertheless determine the Commodity Price of the Underlying Asset on such day. In such an event, the Calculation Agent will estimate the Commodity Price for the Underlying Asset that would have prevailed in the absence of the Market Disruption Event. If the Calculation Agent postpones the determination of the Final Price on the Valuation Date, the Calculation Agent will also adjust the Maturity Date to maintain the same number of Business Days between the Valuation Date, as postponed, and the Maturity Date as originally existed.

Notwithstanding the occurrence of one or more Market Disruption Events with respect to the Underlying Asset, the Calculation Agent may waive its right to postpone any Trading Day during the Observation Period (including the Valuation Date) if it determines that the applicable Market Disruption Event has not or is not likely to materially impair its ability to determine the Commodity Price of the Underlying Asset.

With respect to the Underlying Asset, any of the following will be a “Market Disruption Event”, as determined by the Calculation Agent:

♦	the failure of Bloomberg to announce or publish the Commodity Price for the Underlying Asset or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;
♦	the Commodity Price is not published for the Underlying Asset;
♦	a material suspension, absence or limitation of trading in the Underlying Asset on the Relevant Market, or in the options or futures contracts relating to the Underlying Asset in the primary market for those contracts (as determined by the Calculation Agent, the “Related Exchange” for those contracts);
♦	the Underlying Asset or options or futures contracts relating to the Underlying Asset do not trade on what was, on the Trade Date, the Relevant Market for the Underlying Asset or the Related Exchange for those options or futures contracts;
♦	the Relevant Market for the Underlying Asset or the Related Exchange or quotation system, if any, for options or futures contracts relating to the Underlying Asset fails to open for trading during its regular trading session;
♦	any event that materially disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to effect transactions in, or obtain market values for the Underlying Asset on the Relevant Market or effect transactions in, or obtain market values for options or futures contracts related to the Underlying Asset on its Related Exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the Underlying Asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the Related Exchange); or
♦	any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the Notes.

The following events will not be Market Disruption Events:

♦	a limitation on the hours or numbers of days of trading in the Underlying Asset in its Relevant Market, but only if the limitation results from an announced change in the regular business hours of the Relevant Market; or
♦	a decision to permanently discontinue trading in the options or futures contracts relating to the Underlying Asset.

For this purpose, an “absence of trading” in the Related Exchange for options or futures contracts related to the Underlying Asset, if available, will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in options or futures contracts related to the Underlying Asset, if available, in the primary market for those contracts, by reason of any of:

♦	a price change exceeding limits set by that market,
♦	an imbalance of orders relating to those contracts, or
♦	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in options or futures contracts, as applicable, related to the Underlying Asset in the primary market for those contracts.

“Relevant Market” means the LBMA, an independent service provider appointed by the LBMA to calculate and administer the Commodity Price of the Underlying Asset or the primary exchange or market of trading related to the Underlying Asset.

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Permanent Disruption Events; Alternative Method of Calculation

Any of the following may be a “Permanent Disruption Event” (and, together with a Market Disruption Event a “Disruption Event”), as determined by the Calculation Agent:

♦	the permanent discontinuation or disappearance of trading in the Underlying Asset or the physical delivery of the Underlying Asset;
♦	the permanent discontinuation or disappearance of options or futures contracts relating to the Underlying Asset;
♦	the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or
♦	the disappearance or permanent discontinuance or unavailability of the Commodity Price of the Underlying Asset, notwithstanding the availability of Bloomberg or the status of trading in the Underlying Asset or the options or futures contracts relating to the Underlying Asset.

If a Permanent Disruption Event occurs, and the Underlying Asset is traded, or the physical delivery of the Underlying Asset is effectuated on another exchange (a “Successor Relevant Market”) or the Commodity Price of the Underlying Asset is available from another source (a “Successor Commodity Price”), the Calculation Agent may determine the Commodity Price of the Underlying Asset on the relevant day on which the Commodity Price is to be determined by reference to the Commodity Price of the Underlying Asset on that Successor Relevant Market or by reference to that Successor Commodity Price, as applicable, on that day. To the extent necessary, the Calculation Agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted Underlying Asset.

If a Permanent Disruption Event occurs with respect to the Underlying Asset prior to, and such discontinuation is continuing on, a Trading Day during the Observation Period (including the Valuation Date), and the Calculation Agent determines that no Successor Relevant Market or no Successor Commodity Price, as applicable, is available at the time, or if the Calculation Agent has previously selected a Successor Relevant Market and trading in, or the physical delivery of, the Underlying Asset is discontinued on that Successor Relevant Market prior to, and that discontinuation is continuing on, that date, or if the Calculation Agent has previously selected a Successor Commodity Price and that successor price is no longer made available by its price source prior to that date, then the Calculation Agent will determine the Commodity Price on such Trading Day during the Observation Period (including the Valuation Date) for the Underlying Asset.

Notwithstanding these alternative arrangements, discontinuation of trading on the Relevant Market in the Underlying Asset may adversely affect the value of the Notes.

Any of the following may be considered an “alternative method of calculation” with respect to an Underlying Asset, as determined by the Calculation Agent:

♦	the occurrence since the Trade Date of a material change in the formula for or the method of calculating the Commodity Price of the Underlying Asset; or
♦	a modification in the reporting of the Commodity Price for the Underlying Asset such that it does not, in the opinion of the Calculation Agent, fairly represent the value of the Underlying Asset.

If the Calculation Agent determines there is an alternative method of calculation for the Underlying Asset, the Calculation Agent will, at the close of business in New York City on the applicable Trading Day during the Observation Period (including the Valuation Date) for the Underlying Asset, make such calculations and adjustments as may be necessary in order to arrive at a value for the Underlying Asset.

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Additional Terms of the Notes

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an Event of Default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by that Security. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a “Business Day” with respect to your Notes, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading Day

A “Trading Day” is a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Market on which the Underlying Asset is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. We may change the Calculation Agent after the settlement date of your Notes without notice. The Calculation Agent will make all determinations regarding whether the Notes are subject to Disruption Events or a Knock-Out Event, Business Days, Trading Days, the Default Amount, the Adjusted Underlying Return, the Conditional Return, the Initial Price, the Knock-Out Price, the Commodity Price applicable to each Trading Day during the Observation Period, the Final Price, any payment on the Notes and all other determinations with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the Calculation Agent.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement. UBS Securities LLC has agreed to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the "Placement Agents") at a discount from the issue price to the public equal to the underwriting discount set forth on the cover hereof. The Placement Agents intend to resell the offered Notes at the original issue price to the public, but will forgo fees for sales to certain fiduciary accounts. The Agents may resell the Notes to securities dealers ("Dealers") at a discount from the original issue price to the public up to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Trade Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Trade Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 28, 2019 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer's registration statement on Form F-3 (the "Registration Statement"). In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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